July 12, 2000

Caterpillar Inc.
100 NE Adams St.
Peoria, IL   61629

Ladies and Gentlemen:

I am Securities Counsel for Caterpillar Inc. and am delivering this opinion in connection with the filing by Caterpillar of a Registration Statement on Form S-8 registering an additional 10 million shares of Common Stock authorized by shareholders for issuance under Caterpillar's 1996 Stock Option Plan and Long-Term Incentive Plan ("Plan"). On the basis of my examination of relevant documents, records, and matters of law, I am of the opinion that when the Registration Statement becomes effective under the Securities Act, any Common Stock issued and delivered upon the exercise of transferred options in accordance with the terms of the Plan, when so delivered, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

I express no opinion as to any laws other than the General Corporation Law of the State of Delaware and the federal laws of the United States.

Sincerely,


Sean X. McKessy
Securities Counsel